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                                                                      EXHIBIT 10

                          TH Lee Putnam Ventures, L.P.
                               200 Madison Avenue
                                   Suite 2225
                               New York, NY 10016

                                October 23, 2003

Velocity Express Corporation
Four Paramount Plaza 7803
Glenroy Road, Suite 200
Bloomington, Minnesota 55439

Gentlemen:

                  1. Commitment. This letter (the "Letter Agreement") will confirm the commitment of TH Lee Putnam Ventures, L.P. ("THLI"), TH Lee Putnam Parallel Ventures, L.P. ("THLIP"), THLi Coinvestment Partners LLC ("THLI Coinvest") and Blue Star I, LLC (together with THLI, THLIP and THLI Coinvest, the "Investors" or "us"), and their respective affiliates to provide or cause others to provide up to $15,500,000 of equity financing (the "Financing") to Velocity Express Corporation (the "Company"), in addition to the $ 3,000,000 already funded on October 20, 2003, and subject to the terms and conditions set forth herein. The Financing will be provided in exchange for the Company's Series I Convertible Preferred Stock, par value $.004 per share (the "Series I Preferred") and will be on the same terms and conditions as the Series I Preferred that the Company has or will issue to any other investors, provided that the initial purchase price paid for the Series I Preferred by the Investors shall, in all cases, be $ 1.50 per Series I Preferred share. Our commitment will be reduced, dollar-for-dollar, for any equity financing received by the Company after the date hereof from other investors (such amount, the "Commitment Amount").

                  2. Conditions. Our commitment to fund any obligation hereunder is subject to (i) all governmental and third party consents or approvals that are required to be obtained in connection with the transactions contemplated hereby shall have been received (ii) the execution of legal documentation mutually acceptable to the Company and the Investors (iii) and the unanimous approval of the board of directors of the Company of the Financing and any transactions contemplated in connection therewith. The Financing will occur at a time and place mutually acceptable to the Company and the Investors, but in any event within three days of the date, on or after November 14, 2003, that the Company declares the Series I Preferred Stock offering to be closed. In no event shall the Investors be obligated to fund an amount in excess of the Commitment Amount.

                  3. Termination. This commitment will be effective upon the Company's acceptance of the terms and conditions of this letter agreement and will expire, unless otherwise waived by the Investors, upon the earlier of
(i) December 15, 2003, (ii) the date on which the Company has received $15,500,000 of equity financing in transactions consummated after the

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date hereof, and (iii) the commencement of bankruptcy, insolvency or similar proceedings (whether voluntary or involuntary) by the Company.

                  4. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the state of New York (excluding the provisions of such laws regarding conflicts of law).

                  5. Assignment; Amendment and Waiver. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Investors or the Company without the prior written consent of the other; provided, that the Investors shall be entitled to assign its interests and obligations hereunder to any one or more of its affiliates without obtaining any such consent of the Company. Any provision of this Letter Agreement may be amended only with the prior written consent of the Investors and the Company. Any provision of this Letter Agreement for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.

                  6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the Investors or the Company, as applicable, at the addresses or numbers set forth above.

                  7. Complete Agreement. This Letter Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

                  8. No Third Party Beneficiaries. This Letter Agreement is not intended and shall not be deemed to confer any benefit upon any person or entity other than the parties hereto.

                  9. Headings. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

                  10. Confidentiality. Neither the Company nor the Investors nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this agreement without the written consent of the other, except as otherwise required by law.

                                Very truly yours,

                          [SIGNATURES PAGES TO FOLLOW]

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                                     TH LEE PUTNAM VENTURES, L.P.

                                     By: TH Lee Putnam Fund Advisors, L.P.,
                                         its general partner

                                     By: TH Lee Putnam Fund Advisors, LLC,
                                         its general partner

                                     By: /s/ James Brown
                                         ---------------------------------------
                                         Name: James Brown
                                         Title: Managing Director

                                     TH LEE PUTNAM PARALLEL VENTURES, L.P.

                                     By: TH Lee Putnam Fund Advisors, L.P.,
                                         its general partner

                                     By: TH Lee Putnam Fund Advisors, LLC,
                                         its general partner

                                     By: /s/ James Brown
                                         ------------------------------
                                         Name: James Brown
                                         Title: Managing Director

                                     THLi COINVESTMENT PARTNERS, LLC

                                     By: TH Lee Putnam Fund Advisors, L.P., its
                                     general partner

                                     By: TH Lee Putnam Fund Advisors, LLC, its
                                     general partner

                                     By: /s/ James Brown
                                         -----------------------------
                                         Name: James Brown
                                         Title: Managing Director

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                                     BLUESTAR I, LLC

                                     By: /s/ Thomas H. Lee
                                         -----------------------------
                                         Name: Thomas H. Lee
                                         Title: Managing Member

Agreed and Accepted:

VELOCITY EXPRESS CORP.

By: /s/ Wesley C. Fredenburg
    ------------------------
    Name:
    Title:

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